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The following is the transcript from the August 1, 2005 conference call held by Sybase, Inc. in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger, dated July 28, 2005, by and among Sybase, Inc., Ernst Acquisition Corporation and Extended Systems Incorporated.

Operator
Good morning, and welcome everyone to today’s Sybase conference call and live webcast. This call is being recorded. At this time, I would like to turn the call over to Sybase Chairman, Chief Executive Officer and President — Mr. John Chen. Please go ahead.

John Chen - Sybase — Chairman, CEO, President
Thank you, Operator, and good morning, everybody. Welcome to the call, and we’ll promise that we are going to make this a short call. We are here to cover some of the details of the Extended Systems acquisition that we announced on Friday. Before we start the call, I would like to turn this over to Pieter Van der Vorst to read the Safe Harbor language.

Pieter Van der Vorst - Sybase — CFO, SVP
Okay. And I am going to try to keep this short too. But I think this may be the longest Safe Harbor message I’ve read in the history of Sybase.
Thank you, John, and good morning, everyone. As you well know, certain statements we will make today will be forward-looking statements, including statements regarding — our future growth, future operating results, potential business combinations, market opportunities and business prospects. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation.
Also please keep in mind that we are not obligating ourselves to revise or probably release the results of any revision of these forward-looking statements in light of new information or future events. Throughout today’s discussion, we will attempt to present some information or important factors relating to our business that may affect our predictions. Actual results and the direction of our progress and our future growth, if any, could differ materially from statements we make or imply today for a variety of reasons. Those reasons are described in our press release and in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the 3 months ended March 31, 2005.
I should also note that in connection with the merger, Extended Systems has agreed to file a proxy statement with the SEC. Stockholders of Extended Systems are advised to read the proxy statement and any other documents filed with the SEC when they are filed because they will contain important information. Free copies of the proxy statement and other documents filed with the SEC can be obtained by contacting Extended Systems’ Investor Relations or on the SEC website. Information regarding the identity of people, who may be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with this merger and their interest in solicitation will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.
Back to you, John.

John Chen - Sybase — Chairman, CEO, President
Thank you. Well, I have a view.

Pieter Van der Vorst - Sybase — CFO, SVP
That was long.

John Chen - Sybase — Chairman, CEO, President
As you all know, before the market opened last Friday we announced our agreement to acquire Extended Systems, Inc. It is a publicly traded company under the NASDAQ symbol “XTND.” We at Sybase are obviously very excited about this opportunity. And it is another major step forward in executing our strategy to unwire the enterprise. And one should view this as a consolidation play.
This is the all-cash transaction. It is valued at $4.46 per share on an all and aggregated diluted equity value of approximately $71.3 million. Extended was founded in 1984 — same year that Sybase was founded — and is headquartered in Boise, Idaho. Extended Systems employs roughly about 180 people worldwide in the U.S., Canada, UK, France, Germany and the Netherlands. This transaction is obviously subject to antitrust approval, Extended Systems’ stockholders’ approval and other specific closing conditions. We eagerly anticipating the closing in the fourth quarter calendar quarter of this year in 2005, most likely November. However, my legal counsel has cautioned me that no deal is done until it is done. So I would have to make that caveat at this point.
Before I explain the rationale behind the proposed transaction, let me take a minute to go it with all of you the three different desariate (ph) Extended Systems has currently engaged. The first major area is database. The database is primarily targeted at the Borland Delphi platforms’ developers. It is pretty large, and it’s a very loyal database. It’s very stable; it’s really quite sticky and currently with about 1,200 partners — 1,200. This business accounts for approximately 20% of Extended’s total revenue, annual total revenues, and we believe that this installed base represent a good opportunity for Sybase to upsell technologies into.
The second area is the mobile device solution area, which represents roughly about 30% of their revenues. Extended Systems provides software development toolkit that enable manufacturer and partners to integrate wireless connectivity and synchronization capabilities into mobile devices. These solutions include Bluetooth, infrared technology and think ML. The key customers are palmOne, Motorola, Hewlett-Packard, Fujitsu and EC, Mitsubishi, Johnson Controls, Texas Instruments and Diceon.
The Bluetooth is an interesting area. It is a new area obviously for Sybase, but it is also very complementary to some of the existing Sybase in-wire solutions, especially when it comes to — Answers Anywhere and Web Abfest (ph).
The third area is the OneBridge, mobile middleware platform, which represent roughly about half of the extended total business. OneBridge is a leading server based mobile solution that provides secure mobile assets for email, business applications and team applications. The OneBridge platform currently has over 2,500 enterprise customers. It very much complements our mobile middleware solutions. OneBridge takes a message — a pro-centric approach to enterprise mobility, where Sybase had always taken a data-centric approach and Web applications-centered approach. The combination provides the best end-to-end solution for any in wire application needs.
We believe this confection, this proposed acquisition, offers numerous synergy and will benefit Sybase in several ways. So let me take a moment and go through that.
First, we should further extend our position in mobile middleware. As you probably all know that Sybase is already at the upper right-hand quadrant of the IDC mobility middleware charts or market charts. If you look down a little bit on the same quadrant, the leadership quadrant, Extended Systems is also placed in the — highly placed in that particular quadrant. OneBridge is a solid integrated mobile middleware platform designed to work with any database. By integrating Sybase leading security and device management software going forward, we will be able to offer a seamless state-of-the-art mobile platform to the market.

Second benefit, the proposed end confection will expand our geographic reach by especially strengthening the iAnywhere presence in Europe, where Extended Systems generate half of their revenues to date. And they also have some presence in Latin America.
This combination should significantly enlarge our customer base and offer cross selling opportunities throughout the extended network of 2,500 enterprise customers in the Delphi developer space.
And finally, we believe the extended Bluetooth and infrared technology will have broadened and deepened Sybase relationships with key chip and device manufacturers, like palmOne and Motorola, among many others. It will complement our mobile device solutions, for example like mFolio and INFA (ph) Anywhere.
Once the proposed acquisition is completed, Extended Systems will be incorporated into iAnywhere subsidiary under the leadership of Terry Stepien. We believe this proposed transaction will meet our criteria of acquiring strategic intellectual property, complementary customers’ base and channel base, as well as adding to our consolidated earnings within 12 to 18 months. Additionally, we believe this deal is synergistic and extends our presence in the unwired enterprise — all at a very fair price for both companies’ shareholders.
At this point, it’s a little bit too early to tell, but we believed the financial impact on our consolidated results of operation will not be material for 2005. Once the acquisition is completed, we will be able to provide more detailed financial guidance regarding its impact on Sybase in 2006 and beyond.
So Operator, I am now ready for the questions and answers.

Operator
(OPERATOR INSTRUCTIONS). Steve Berg, Punk, Ziegel & Co.

Steve Berg - Punk, Ziegel & Co. — Analyst
I’ll just check in a couple, and then I’ll let somebody else go and maybe I’ll come back. So the reason that you paid 30% premium for these guys over their closing price — seems kind of—?

John Chen - Sybase — Chairman, CEO, President
Is there a reason?

Steve Berg - Punk, Ziegel & Co. — Analyst
Well, it seems kind of expensive relative to other acquisitions that have gone on recently in your kind of modus operandi, as we say.

John Chen - Sybase — Chairman, CEO, President
Oh, is there a reason?

Pieter Van der Vorst - Sybase — CFO, SVP
I have got a reason.

John Chen - Sybase — Chairman, CEO, President
No, actually that was just a timing. We have been obviously working on this transaction — probably I would say 60 days.

Pieter Van der Vorst - Sybase — CFO, SVP
Yes.

John Chen - Sybase — Chairman, CEO, President
And so if you looked at the average of the last 30 days, which I have not looked at, but at the time when we engaged the discussion, probably about 20% premium instead of 30. And so, now, it was just a timing of the last couple of days were extended great. The good news is the story — the thing that leak. That’s great news.

Steve Berg - Punk, Ziegel & Co. — Analyst
And then the integration, are they going to still stay located in Idaho? Or are you going to bring their technology up into Canada or maybe to Dublin?

John Chen - Sybase — Chairman, CEO, President
No, I know you missed the major part of that Alpharetta, Georgia, which I think some of that was or is. No, I believe the engineering organizations in Boise, Idaho will stay pretty much put — and don’t have any intention to move that.
Let’s talk about the architecture a little bit. We would integrate the OneBridge solutions, which is a pretty complete platforms with a lot of the Sybase technology, like the security technologies and others. And so we are going to integrate that to a more complete platforms. And we like that platform approach.

Steve Berg - Punk, Ziegel & Co. — Analyst
So just in keeping with that, and then I will just someone else go — how much overlap do you anticipate their stuff is with your stuff?

John Chen - Sybase — Chairman, CEO, President
Not a lot. They do well on email; although, I do have an email solutions from Intellisync. And so they do well there. They do well on some of the synchronization to a native database. So for example, they used the Microsoft Pocket PC kind of a data storages areas in the pocket PC base. I do better any real relational database that’s just on any devices. So probably they are more device-based if you think about it, a more native — a primitive device base. And I’m more of a server base, a little bit of a thicker client.
So that is very complementary. So the both synchronization technology works well together that way, which are the basic — two basic technologies. And of course, the Bluetooth and infrared, we don’t have. So this, we will gained quite a bit.
And their database and the Delphi base with Borland — of course, we will be able to upsell into it just like we’re selling to our database — developer database. So I don’t seem much of a overlaps in this case.

Operator
Kirk Materne, Banc of America Securities.

Kirk Materne - Banc of America Securities — Analyst
Real quickly, just on the — how is this going to be integrated in from sort of a management perspective? Will this be put under Terry — under the iAnywhere umbrella? I guess has that kind of — are you going to integrate it in from a (multiple speakers)?

John Chen - Sybase — Chairman, CEO, President
At this point in time, I totally — what he’d done — we have an integration team under our corporate development books that there are going through it. In fact, they are at Boise right now as we speak. They flew in last night. We are going to make sure that we understand all the organization ins and outs. The best I could tell you today that our current thinking is — they will be complete integrated under Terry Stepien under iAnywhere.

Kirk Materne - Banc of America Securities — Analyst
And just the current management team, will any of those folks be staying on to help through the transition? Or do you have lock-ups for any of them?

John Chen - Sybase — Chairman, CEO, President
There are — all of the senior management team, about ten people, we currently have agreement in principles because I have got to be very careful we have not completed the transaction yet — we have agreement in principle with two of the major leaders of the ten. And the other people, either through a short-term transitions or they will depart the Company at the time of the merger completions.

Kirk Materne - Banc of America Securities — Analyst
Okay. And then final question gets back a little bit to overlap. Were you competing with them at all in certain engagements? Or is this something you just didn’t — I guess how did you come about hearing about them? Was it through customers? I was just curious how you got to that point.

John Chen - Sybase — Chairman, CEO, President
We have been competing pretty hard with each other in Europe, not anywhere else beyond that. And so we have kind of a 50/50 win rate that — don’t quote me on it — or you can quote me on it, but I don’t know it’s very scientific. At this point, I am just — I feel like that there are a lot of pipelines out there. In Europe, they have a very good name, and they are very strong. And we are very much looking forward to combine the European sales operations in this case because they will really give us a good leg up in the market there.

Pieter Van der Vorst - Sybase — CFO, SVP
And the European business gives us a very good distributor channel opportunity as well. A real opportunity for expansion into the European market in a non-confrontational way, we think.

John Chen - Sybase — Chairman, CEO, President
Yes. So we do have a competing product in email. I have a product called Pylon, which are OEM’ed from Intellisync. They have obviously their Extended Systems email. I do not think in the future war — of mobility, email is that important; although, it is the drivers today. I am just want to make sure that we all understand that nobody on this call think that I am tried to grab the email market. I think the email market is principally reserved for the future of IBM and Microsoft.
But that said, I think synchronizing back ends is an important aspect. And I am more focused on selling the middleware apart. So that competition shows overlaps is very minimal.

Pieter Van der Vorst - Sybase — CFO, SVP
And it is a great customer base to continue to upsell through.

Operator
(OPERATOR INSTRUCTIONS). Shao Wang, Lotus Investment Management.

Shao Wang - Lotus Investment Management — Analyst
A couple of questions — one, any sense as to what you think the headcount might be of the combined entity say at the end of June ‘06?

John Chen - Sybase — Chairman, CEO, President
Combined entity of iAnywhere?

Shao Wang - Lotus Investment Management — Analyst
Well, it’s five-eights and (multiple speakers) —

John Chen - Sybase — Chairman, CEO, President
So they have about 180 people. This is not a — I’m not looking for synergy from an expense point of view, other than maybe the overlap on G&A and overhead. And we have outstandard (ph) template of acquisitions. So we consolidate back end and back offices, like on day 0. The rest, we look at rationalizing. But we’re not looking for cost savings from this particular deal. It is too small for me to look for it.
So they have roughly about 180 headcounts today, minus somewhat there is overlap area that we talk about, 160 — maybe 160 people that mostly be engineers in the sales channel, in the primary channels in Europe and the United States. So now today, iAnywhere has roughly about 500 employees. So if you add that 160 to it, they will have 660 people.

Shao Wang - Lotus Investment Management — Analyst
You also mentioned that interesting upsell opportunity for the 20% of the revenues in the Borland database. If you will give any history or any anecdotes that you can sure that might support that?

John Chen - Sybase — Chairman, CEO, President
I’m sorry. My phone is — you said the Borland database, do I have any (technical difficulty) to share?

Shao Wang - Lotus Investment Management — Analyst
You mentioned 20% of extends revenue were from Borland — primarily Borland database related. And that you thought that was an interesting upsell opportunity or cross-sell opportunity for Sybase products. Any anecdotes that you can just provide on something like that?

John Chen - Sybase — Chairman, CEO, President
Yes, we think the first thing is there are — the Borland base are relatively lower end database usages — applications. And we believe that we can sell them conductivities, reputation and security products that our iAnywhere database has enjoyed. And I think that differentiates us quite a bit, and we believe that — we know technically, there is no problem of selling, like Afaria products or device management and encryption technology that they face.
So we believe that this is a good upsell opportunity. The base is very sticky. They’ve got a lot of low-end VARs on it — smaller company bars. And something that we could probably take good advantage of.

Shao Wang - Lotus Investment Management — Analyst
Which of the three extend businesses do you think are the most potentially attractive opportunities for iAnywhere going forward?

John Chen - Sybase — Chairman, CEO, President
I think, well, iAnywhere is going to be the OneBridge mobile middleware platforms. They either got good TIMS technology. As I said earlier, they were able to synchronize to devise data sets much better than iAnywhere designed to. The iAnywhere always designed to be a fat client. And this way, will allow me to dip into a thin client. So that’s one, probably the most attractive area today.
The Bluetooth area may be used by another organization of VARs that focus on the carriers. But that is in the Sybase, Inc. base, ODM wire middleware part, so the server side. Though both of them have — one of them certainly have good strategic fit. The other one has reasonable to upside potentials.

Operator
Steve Berg, Punk, Ziegel & Company.

Steve Berg - Punk, Ziegel & Co. — Analyst
You implied that the transaction is neutral to ‘06. But I assume what take it?

Pieter Van der Vorst - Sybase — CFO, SVP
No, EX already said that it was going to be neutral to ‘07 — would not have a material impact on operations for ‘05, sorry, ‘05.

Steve Berg - Punk, Ziegel & Co. — Analyst
So no — well because it closes in November.

Pieter Van der Vorst - Sybase — CFO, SVP
Right.

Steve Berg - Punk, Ziegel & Co. — Analyst
So you get a little revenue and a little expense but no big deal. Then it is neutral to calendar ‘06 or it is not?

John Chen - Sybase — Chairman, CEO, President
We don’t know yet. We have, as I said, a blueprint is in about 12 to 18 months. We’ve been trying to aim as our acquisitions, we will make this accretive. And so, we don’t know yet. It could be sooner. We’re not sure about the whole ‘06. But we will be able to tell you that at the end of —

Pieter Van der Vorst - Sybase — CFO, SVP
The end of —

John Chen - Sybase — Chairman, CEO, President
At the end of when we actually close.

Pieter Van der Vorst - Sybase — CFO, SVP
And we will probably give some guidance at the end of Q3 as part of our earnings release.

Steve Berg - Punk, Ziegel & Co. — Analyst
And it would not be unusual to see a little dilution in what would be probably calendar Q1. But then neutral and then accretive there after making it accretive for the full year?

John Chen - Sybase — Chairman, CEO, President
As I said, we don’t know yet. But will be able to tell you. Steve, the reason we say this is because to observe the SEC roles; although, we understand they’re books. So they have due diligence, we haven’t been really thick into it.

Pieter Van der Vorst - Sybase — CFO, SVP
They have not done their earnings release. They haven’t gone public with their 6/30/05 numbers. So it wouldn’t be appropriate for us to start making comments about what we think is going to happen in the future until those operating results have been publicly reported. So we would like to reserve the right to give you greater detail until that courtesy has been extended.

Steve Berg - Punk, Ziegel & Co. — Analyst
Okay. Do you still expect that they will go on with their reporting call tonight?

Pieter Van der Vorst - Sybase — CFO, SVP
Well, they are supposed to release tomorrow.

Steve Berg - Punk, Ziegel & Co. — Analyst
Oh, tomorrow. Okay. And I just did a little kind of a precursory look back — it looks like they were growing at about 15% annually for the trailing 12 months. Is that about right?

John Chen - Sybase — Chairman, CEO, President
That is about right.

Pieter Van der Vorst - Sybase — CFO, SVP
Yet, that looks right.

Steve Berg - Punk, Ziegel & Co. — Analyst
Do you think that you will be able to grow them faster under the umbrella of iAnywhere?

Pieter Van der Vorst - Sybase — CFO, SVP
Again, we probably do not want to spend any time at this point speculating about where that is going to end up. You obviously understand that in doing the purchase accounting, that there is going to be some adjustments. So at this point, we think we understand what it is going to look like, but we really are not in a position to want to talk about that until they have released their earnings.

Steve Berg - Punk, Ziegel & Co. — Analyst
Did you use a banker for this and is there some kind of a breakup fee in the event that it doesn’t come through?

John Chen - Sybase — Chairman, CEO, President
We did not use a banker. We have our internal people handle it. And the breakup fees, I believe, is $3 million, which is roughly about 4%.

Operator
Jeff Holmes (ph), Porter, Orland.

Jeff Holmes - Porter, Orland — Analyst
2 questions. I think you might have already hit on them. One kind of qualitative, John, in your prepared remarks, you talked about the difference — different philosophy or technological philosophies between the two products. Can you just expand on that a little bit? You went through that pretty quickly.

John Chen - Sybase — Chairman, CEO, President
So the way we design our architecture for iAnywhere, it comes from a very database-centric approach. As I said earlier, we built ourselves originally on laptops. That was the design center point. And then after the laptops, we dipped down into the more smart, fatter PDAs — the so-called the fat client. There is a certain level of capacity and intelligence that were required from any devices to run our stuff smoothly.
Now we’ve started to get into more lower end devices from a message base when we acquire XcelleNet, which obviously are the key to the device management and the encryption. The next step lower than that, different is to make your software work with the native environment of the operating systems.
In this case the, there are really only about four or five. You’ve got the pocket PC environment, RIM, Palm, Symbion and Linux-based. And what we like about these thinner system is — they actually covers all the environment — I don’t know much about Linux at this point because it is relatively new. But the other four environments, they do cover it on a more native environment.
They use a messaging approach, which is — they use a messaging approach; they don’t really understand it as being a database. Or they don’t really care about having a database. They just use the message to feed them to two gain access into whatever the device could offer in data storages.
So now, we have the entire stack. We now put scale, thin, to thick clients and which is one of the area that we always would want to get into. The other thing that was interesting to us was — because of the Bluetooth and infrared technology now. Those areas are quite competitive, although very specialized. And the key of that is so that we will build out — they already built up a reasonable relationships with the device manufacturer as well as the chip producers, like one of their key customers is Texas Instruments, and we are looking forward to work with TII on some of these wireless ideas and so forth. As you all may know that we have a very strong — Sybase’s always had a very strong relationship with Intel. So this will allow us to cover more space or more part of the universe.
So I don’t know whether I answer your questions that way. But that is what I said about why I call them the message-based, and I call ourselves data-centric.

Jeff Holmes - Porter, Orland — Analyst
Okay. And the full stack means that you can go into thinner clients?

John Chen - Sybase — Chairman, CEO, President
The full stack mean I could sold into thinner clients, yes.

Jeff Holmes - Porter, Orland — Analyst
And my next question was more on the qualitative side. Pieter, you just mentioned the purchase accounting adjustments. It didn’t look like they had a lot of maintenance. So I know it’s probably premature to speculate, but is that true that they didn’t have a lot of maintenance? It seems more licensed in royalties?

Pieter Van der Vorst - Sybase — CFO, SVP
That is actually true. They are deferred — looking back on their previous year financial statements, their deferred revenue really is not a very large number. Clearly, not a very large number coming into our consolidation. But given the size of this Company, it will have some sort of an impact on the amount of revenue we would report on in future periods.
I agree with you. It is not going to be particularly material as it has been in some other acquisitions that we have done. But it is an adjustment that will impact revenues going forward.

Jeff Holmes - Porter, Orland — Analyst
And John, actually, if I could just go back — so could you just maybe, maybe just give us an example of something, some area or functionality that the acquisition allows you to address that maybe you couldn’t have addressed this competitively as before?

John Chen - Sybase — Chairman, CEO, President
Well, one of the areas is going to be the whole mobile middleware platforms. The OneBridge platform doing — they have PIM applications, personal identification applications and also the email applications. So they have it pretty much integrated as one, which we tends to sell it as fact. We like the platform approach. So we are going to take that, and we are going to add our security and encryption on top of that and other technology that we have so that we could be a — I guess, it’s a bigger sell, so to speak, to enterprise. So that is one of the areas.
And as I said earlier, the other area is they touch so much of the native environment of devices and the operating systems that give us another huge market that we normally don’t tap into. So I think that may be another good areas to go in. And especially, I know their carriers will like it.
So those are the two — those are the two major — kind of a one end of the spectrum and the other end of the spectrum. So that’s kind of how I think about it.

Jeff Holmes - Porter, Orland — Analyst
So this rounds out the functionality platform in an efficient, quick manner.

John Chen - Sybase — Chairman, CEO, President
It does in a quick manner, and then it kind of extend both hands, so to speak, in terms of the market segment.

Operator
Chris DeBiase, Citigroup.

Karen Callrin - Citigroup — Analyst
This is Karen Callrin (ph) for Chris DeBiase. Two quick questions for you — I think you stated in OneBridge, you had about 2,500 customers. And then you stated partner base in the database. So I was just trying to get a sense of the complete kind of customer base that we are looking at that you guys would be able to get your way into.

John Chen - Sybase — Chairman, CEO, President
Sure. The OneBridge has currently 2,500 enterprise customers. And they’re, as I said they’re — at least half of them are in Europe. So that is one aspect of the area. The other one is the Delphi database, and that’s about 1,200 partners. I think by depth, I believe it means the VARs that uses the platforms. So there are about 1,200 applications, so to speak, of VARs applications. And then, we are at 2,500 enterprise customers that have done business on OneBridge.

Karen Callrin - Citigroup — Analyst
In software development, we’re trying to get a sense of the synergies and the opportunities you are looking for in — particularly in that piece.

John Chen - Sybase — Chairman, CEO, President
I don’t know how we look at it from a synergy point of view. This is a pretty well-focused growth areas of ours. And as I said earlier, this is not a acquisition that we’re looking to synergize to cut costs. I am hoping to synergize to get me more revenue.
Pieter has already made a statement earlier that it’s too early for us to tell what the growth rate is going to be. But I will give you kind of a — another way for me to think about it — maybe not as much as what the Company overall plan is today because Pieter is correct. This is too early for us to tell you what the plan is until we actually, officially acquire the Company.
But we always focus on having iAnywhere growing 20% year-over-year. I am sure that we will not as type of plan (ph) — that doing some investment will pull that growth rate down. So I think if you want to model it, that’s going to be a reasonable — so if you think about Extended Systems today to growing about teens, I think they have years that they grew 12%, years they grew 15%, so they are above the 12 to 15% grower. I think we can boot strap them up to a little higher than that to get to the 20% or there abouts.
So that is kind of the overall thinking about synergy. But again, this is not a cost-based synergy as much as a revenue-based.

Operator
Brent Williams, KeyBanc Capital Markets.

Brent Williams - KeyBanc Capital Markets — Analyst
I just have a couple of housekeeping things. What is the engineering body count on the Advantage Database server? And what is the engineering body count for OneBridge?

John Chen - Sybase — Chairman, CEO, President
I don’t know that. I do not have that information with me. But I know the total numbers are probably in the neighborhood about 100 people.

Pieter Van der Vorst - Sybase — CFO, SVP
I think that is about right.

John Chen - Sybase — Chairman, CEO, President
I don’t know how they split it though; that there, I don’t know how.

Pieter Van der Vorst - Sybase — CFO, SVP
Within R&D, but 100 people sounds about right.

Brent Williams - KeyBanc Capital Markets — Analyst
And what was the — I may have missed this, but what is that quantity one price for the Advantage Database typically? I mean I know that’s not the price that is typically sold in deals but the quantity one list?

John Chen - Sybase — Chairman, CEO, President
That I don’t have any information either. We will get that and let you know. I have no idea. It has to be — you know if you want me to guess — under 1,000.

Brent Williams - KeyBanc Capital Markets — Analyst
Okay. Just trying to get the order of magnitude.

John Chen - Sybase — Chairman, CEO, President
It got to be like that. You can pick up a database, a low end database today — let me put it this way, I would not spend more than 1,000.

Pieter Van der Vorst - Sybase — CFO, SVP
Okay, John.

John Chen - Sybase — Chairman, CEO, President
No, you think about our low-end iAnywhere product, you get at 995. Think about that. And I’m sure the equivalent of that is for those ramping out there. Anyway, under 1,000.

Operator
Sir, you’re standing by with no further questions at this time. I’d like to turn the conference back over to Mr. Chen for any additional or closing comments.

John Chen - Sybase — Chairman, CEO, President
Very good. Thank you. Thank you very much for your interest and your time with us this morning and after we closed. We hope to share a little bit more information with you when we do our earnings call — regular earnings call of Sybase and Q3 earnings call. And as I said, this should be a transaction slated to complete in November. So we will be able to offer a lot more after that. Thank you all very much. Have a good day.

Operator
Once again, ladies and gentlemen, that concludes today’s call. Thank you for your participation. You may disconnect at this time.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of Extended Systems, future growth and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisitions may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and its operations that are detailed in Sybase’s periodic filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.
Additional Information and Where to Find It
In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.